Exhibit 23.1

KPMG LLP

Suite 1400

2323 Ross Avenue

Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 24, 2023, with respect to the consolidated financial statements of Spectral MD Holdings, Ltd., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

July 27, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.